Exhibit 10.49

August 1, 2007

VIA HAND DELIVERY

Robert De Jager, M.D.

Re:	Transition Terms

Dear Robert:

This letter confirms our agreement regarding your transition from Kosan Biosciences Incorporated (the “Company”). As agreed, your employment with the Company will terminate, effective, August 8, 2007 (“Termination Date”).

Severance Benefits and Consulting Agreement

If you sign and return this letter, and then on or after the Termination Date, you sign, date and return the Release Agreement enclosed herewith, and allow it to become effective, you will receive the following as your sole severance benefits (the “Severance Benefits”):

•	Severance pay equal to four (4) months of your final base salary, subject to required payroll deductions and withholdings (“Severance Payment”),

•

If you timely elect continued group health insurance coverage pursuant to federal COBRA law (discussed further below), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage (including your wife’s continued coverage, if elected) at the same level of coverage in effect as of the Termination Date, through the end of November 2007, and

•

The Company will not expect repayment of your $50,000 sign on bonus, despite the termination of your employment within the first year. Of course, you understand and agree that you will be responsible for covering any expenses incurred by you following your Termination Date, including but not limited to expenses associated with your temporary housing in the Bay Area or your relocation to San Diego or any other location.

As a condition of your receipt of the Severance Benefits, you agree not to inform or confirm to others that you have received any severance benefits from the Company, with the exceptions of your immediate family, or your attorneys, accountants, auditors, tax preparers, and financial advisors. By way of example, but not limitation, you must not disclose the Severance Benefits to other Company employees or consultants.

In addition, if you meet the conditions for eligibility for the Severance Benefits as enumerated in this letter, the Company and you agree to enter into the Consulting Agreement enclosed with this letter, which establishes a consulting relationship between you and the Company effective on the Termination Date and continuing through no later than November 8, 2007 (“Consulting Agreement”).

Severance Payment

The lump sum Severance Payment will be mailed to you within ten (10) business days after the Effective Date of the Release Agreement (as defined in the Release Agreement).

Final Pay, Expense Reimbursements and Benefits

Enclosed is your final pay. This amount includes your accrued salary through the Termination Date, and payment for your accrued but unused vacation through the Termination Date, less applicable taxes and required deductions.

If you have any outstanding business expenses, you must complete and submit a properly documented business expense reimbursement form as soon as possible and no later than within thirty (30) days after the Termination Date. The Company will, pursuant to its regular business practice, reimburse you for legitimate and documented business expenses incurred through the Termination Date, if any.

Your health care coverage will terminate on August 31, 2007, and, to the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense thereafter, subject to Kosan’s commitment above, to cover your COBRA premiums (if elected) through November 2007. Within the timing required by applicable law, you will be provided with a separate notice describing your rights and obligations under COBRA.

Stock Options

During your employment, you have received options to purchase 150,000 shares of Kosan stock (the “Options”). Pursuant to the terms of the Company’s 2006 Equity Incentive Plan (the “Plan”) and your grant agreement(s), if the parties enter into the Consulting Agreement, vesting of your Options will continue so long as there is no termination or interruption of your “Continuous Service” (as defined in the Plan) to the Company. Once a termination or interruption of your Continuous Service occurs (which will be no later than the termination of the Consulting Agreement), then you will be entitled to exercise your vested shares subject to the Options, if any, within ninety (90) days thereafter pursuant to the terms and conditions of the Plan and your option agreement(s).

Please note that the Options will be taxed as a nonstatutory stock option upon exercise. Accordingly, as a condition to exercise any vested shares subject to the Options, you will be responsible (and you agree to reimburse the Company) for all applicable federal and state income and employment taxes that the Company is required to withhold as a result of such exercise, and no shares of the Company’s common stock will be issued to you in respect of your exercise of the Options unless and until you satisfy such tax withholding obligations. You hereby acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise of the Options and your receipt of the Severance Benefits.

Proprietary Obligations

You are reminded of your obligations under your Employee Proprietary Information and Inventions Agreement that you signed on October 25, 2006 (the “Proprietary Information Agreement”). These obligations continue after the termination of your employment. A copy of your Proprietary Information Agreement is enclosed for your reference.

Return of Company Property

It is extremely important that you promptly review all of your computer files and documents in your possession or control to ensure that you have no information, materials or documents of the Company or that concern the Company’s business. You should also carefully review your home computer, if you have one, and all files that you keep at your home or elsewhere to identify any and all materials that contain any confidential or proprietary information of the Company. All such materials or property in your possession must be returned to the Company immediately. Failure to comply will render you ineligible for the Severance Benefits.

This letter sets forth the complete understanding and agreement between you and the Company with regard to your employment transition, and it is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This letter supersedes any other discussions or representations relating to your transition terms, and the terms set forth in this letter may not be changed except in a writing signed by both you and a duly authorized officer of the Company.

If you have any questions or concerns regarding the Severance Benefits or any other contents of this letter, please contact Mary Ann Rafferty.

Please acknowledge your receipt of this letter and the described enclosures, and your agreement to the above, by signing in the space provided below. Both the enclosed Release Agreement and Consulting Agreement should not be signed until the Termination Date.

We wish you success in your future endeavors.

Best regards, KOSAN BIOSCIENCES INCORPORATED

/s/ Robert G. Johnson
Robert G. Johnson, M.D., Ph.D. President and Chief Executive Officer

Acknowledged, Understood and Accepted:

/s/ Robert De Jager M.D.
Robert De Jager, M.D.

8/1/2007
Date

Enclosures:

•	Release Agreement

•	Consulting Agreement

•	Employee Proprietary Information and Inventions Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between KOSAN BIOSCIENCES INCORPORATED, a Delaware corporation having an address at 3832 Bay Center Place, Hayward, CA 94545 (the “Company”), and ROBERT DE JAGER, M.D., an individual, having an address at [address], (“Consultant”), effective as of August 8, 2007 (the “Effective Date”).

RECITALS

WHEREAS, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

WHEREAS, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES. Consultant shall provide consulting services to the Company, the specific nature and amount of which shall be as described generally in Exhibit A and in accordance with the Company’s more specific instructions. Exhibit A lists Consultant’s main contact person for the Services, and this person will be the primary source of Company’s more specific instructions regarding the Services. The Company may change Consultant’s main contact upon written notice. Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other directions, using Consultant’s highest degree of professional skill and expertise.

Consultant shall render the Services at such times and in such quantities as are set forth in Exhibit A. Consultant shall perform the Services at the Company’s principal place of business, another Company location, or at other places set forth in Exhibit A.

2. COMPENSATION. Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this Agreement.

3. AMENDMENTS TO EXHIBIT A. Exhibit A sets forth the specifics of the Services, the location of the Services and compensation for the Services as of the Effective Date. Exhibit A may only be amended by a writing signed by an authorized representative of each party (in the case of the Company, a person having a seniority level of Senior Vice President or higher).

4. INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold Consultant out as, or give any person any reason to believe that Consultant is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the

Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for the Company, provided that, during the term of this Agreement, Consultant may not provide services (as a consultant, employee, or in any other status) to a competing entity of the Company, or engage in activities that compete with the Company or that otherwise conflict with his duties to the Company hereunder.

5. NO SOLICITATION. During the term of this Agreement and for one (1) year after its termination, Consultant will not personally recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or independent contractor of the Company to terminate his or her employment or contractor relationship, as applicable, with the Company.

6. CONFIDENTIAL INFORMATION.

6.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential or proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans, business practices or strategies. Such confidential or proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential or proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that any Information provided to Consultant prior to the Effective Date shall be considered “Information” and protected hereunder.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

6.2 Other Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies with which Consultant has or has had a consulting or other relationship, if any, and that Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

6.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, both during the term of Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

7. INVENTIONS.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to Consultant’s performance of the Services for the Company or pursuant to any services provided to the Company prior to the Effective Date (together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly, Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect or enforce the Consulting Inventions. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

7.3 Proprietary Information and Inventions of Concurrent Employers. The Company acknowledges that Consultant may be concurrently employed by others during the course of this Agreement. The Company shall have no rights to the proprietary information or inventions developed by Consultant during the course of his employment with such concurrent employers.

8. TERMINATION. Either party may terminate this Agreement at any time by giving the other party thirty (30) days written notice. Either party may terminate this Agreement upon written notice in the case of material breach of the terms of this Agreement by the other party, if such breach remains uncured thirty (30) days after written notice of such breach is sent by the terminating party. In the event of any termination, Consultant shall cease work immediately, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 5, 6, 7, 8, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement. In the event that the Agreement is not terminated earlier as provided herein, it shall expire by its terms, and terminate, on November 8, 2007 unless the parties agree in writing to extend the term of the Agreement.

9. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

10. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by Consultant. Consultant may not delegate any of Consultant’s duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity other than an entity (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of the Company’s assets to which the Services relate. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

11. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

12. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of California, without giving effect to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in San Mateo or San Francisco counties, California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

13. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:

Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545 Attention: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KOSAN BIOSCIENCES INCORPORATED	ROBERT DE JAGER, M.D.

/s/ Robert G. Johnson, Jr.	/s/ Robert De Jager
PRINTED NAME: Robert G. Johnson, Jr.	PRINT NAME: Robert De Jager, M.D.
TITLE: President & CEO	SOCIAL SECURITY NUMBER:

EXHIBIT A

WORK PLAN, COMPENSATION

Work Plan:

Consultant will provide general consulting services as requested from time to time. Consultant’s primary contact at the Company shall be Robert G. Johnson, M.D., Ph.D., President and Chief Executive Officer.

Term of Service:

Until November 8, 2007 unless earlier terminated in accordance with this Agreement, or extended by mutual written agreement of Consultant and an officer of the Company.

Compensation:

Consultant shall be paid $250 per hour actually spent performing the Services (excluding de minimis Services), not to exceed ten (10) hours per month without the Company’s prior written approval. Payments will be processed within thirty (30) days after receipt by Company of Consultant’s itemized invoice therefor (which invoice shall contain a written description of the day(s) that Consultant provided services, the amount of time, and a description of the provided services with respect to all time invoiced).

Stock Option Awards:

Consultant and the Company agree to the following regarding the stock option grants (the “Options”) provided to Consultant in connection with Consultant’s former employment with the Company:

To the maximum extent consistent with the Company’s 2006 Equity Incentive Plan (the “Plan”) and Consultant’s grant agreement(s), Consultant’s service to the Company under the Consulting Agreement shall constitute “Continuous Service” (as defined in the Plan) and vesting of the Options will continue so long as there is no termination or interruption of Consultant’s Continuous Service. Once a termination or interruption of Consultant’s Continuous Service occurs (which will be no later than the termination of the Consulting Agreement), then Consultant will be entitled to exercise any vested shares subject to the Options within ninety (90) days thereafter pursuant to the terms and conditions of the Plan and Consultant’s option agreement(s).